UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
May 15, 2019
AMKOR TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-29472	23-1722724

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2045 East Innovation Circle
Tempe, AZ 85284
(Address of Principal Executive Offices, including Zip Code)
(480) 821-5000
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the ACT:
Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value	AMKR	The NASDAQ Global Select Market
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain
Officers; Compensatory Arrangements of Certain Officers.

(b), (d) & (e) On May 15, 2019, Gil Tily gave notice to Amkor Technology, Inc. (the “Company”) of his retirement as Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary of the Company, effective in June 2019. The Company expects to announce Mr. Tily’s successor around the effective date of his retirement.
On May 15, 2019, the Board of Directors (the “Board”) of the Company expanded the Board to twelve members and appointed Mr. Tily and Daniel Liao directors of the Company, effective on that date. The Board has not appointed Mr. Tily or Mr. Liao to any committees of the Board.
Each new director will participate in the Company’s non-employee director compensation program. Accordingly, each new director will receive Company restricted stock having a fair market value on the grant date of $60,000 and an option to purchase 20,000 shares of the Company’s common stock, and each new director will receive (a) an annual retainer of $60,000, (b) $2,000 for each regularly scheduled Board or committee meeting they attend, (c) $1,000 for each telephonic Board or committee meeting they attend and (d) reimbursement for travel and other reasonable out-of-pocket expenses they incur in connection with attending Board and committee meetings. Upon re-election to the Board by the Company’s stockholders, non-employee directors automatically receive restricted stock having a fair market value on the grant date of $60,000 and an option to purchase 20,000 shares of the Company’s common stock, under the applicable terms of the Second Amended and Restated 2007 Equity Incentive Plan. Vesting for options and the lapse of restrictions for restricted stock occurs on the earlier of the first anniversary of the date of grant or the date of the first annual meeting of the stockholders of the Company immediately following the date of grant, in either case, subject to the non-employee director’s continued service through the applicable date.
There are no arrangements or understandings between either new director and any other persons pursuant to which he was selected as a director, and, except as may be described herein, neither has any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S‑K.
In connection with his retirement as Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary of the Company, Mr. Tily entered into an agreement and release with the Company that provides for him to receive bi-weekly payments of $23,461.54 (which annualizes to his base salary of $610,000) and payment of health insurance premiums, each for 18 months from the effective date of his retirement. The agreement and release also contains confidentiality, non-compete, non-solicitation, non-disparagement and other customary provisions and is subject to non-revocation of a general release by Mr. Tily.
Additional information regarding Mr. Tily’s retirement and Mr. Tily and Mr. Liao’s appointments is contained in the press release attached hereto as Exhibit 99.1.
On May 15, 2019, John T. Kim transitioned from an employee of the Company to a non-employee. He will continue as Vice Chairman of the Board. Accordingly, he will participate in the Company's non-employee director compensation program described above and will be eligible to receive payment of health insurance premiums for the next 18 months.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
99.1	Press release issued by Amkor Technology, Inc., dated May 15, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMKOR TECHNOLOGY, INC.

By:	/s/ Megan Faust
Megan Faust
Corporate Vice President and Chief Financial Officer

Date: May 15, 2019